Exhibit 99.1

Behringer Harvard Announces Sale of Mariposa Lofts Apartments,
a Luxury Multifamily Community in Atlanta

DALLAS, April 3, 2012 — Behringer Harvard announced today that it has sold Mariposa Lofts Apartments, a contemporary, 253-unit multifamily community in a central location two miles east of Atlanta’s city center.

“Although we are still compiling our multifamily REIT portfolio, we decided to pursue an unexpected opportunity to sell Mariposa Lofts and capture attractive value for our shareholders,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc.

“We’re pleased that this disposition validates our strategy of investing in core, urban infill areas of our country’s most dynamic metros,” Mr. Alfieri said. “I believe this sale bodes well for our investors because it demonstrates that the multifamily portfolio we’ve built so far has strong potential to provide meaningful returns.”

Mariposa Lofts was acquired by Behringer Harvard Multifamily REIT I, Inc. in September 2009. Built on a five-acre site at 100 Montag Circle in 2004, the community consists of eight mid-rise residential buildings providing 246,355 square feet of rentable space. Amenities include a resort-style pool and sauna, landscaped courtyards, and a clubhouse featuring stained concrete floors and expansive window walls. The clubhouse includes a fitness center, a business center, and media and game rooms.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

# # #